Exhibit 19.1

Insider Trading
Policy

Insider Trading Policy

1.    Purpose & Scope
1.1.    Policy Purpose

ServiceNow, Inc. (collectively with its subsidiaries, the “Company”) is committed to promoting high standards of ethical business conduct and compliance with applicable laws, rules and regulations. As part of this commitment, the Company’s Board of Directors has adopted this Insider Trading Policy (this “Policy”) to ensure compliance and to avoid even the appearance of improper trading or tipping by anyone associated with the Company.
It is illegal and a violation of this Policy for any employee, officer or director (as defined below) of, or Company contractor or consultant who has agreed to comply with this Policy, to trade in the Company’s securities while in the possession of material non-public information about the Company. It is also a violation of this Policy for any employee, officer or director of, or contractor to, the Company to “tip,” or share material non-public information with others who may trade or advise others to on the basis of that information. These types of conduct also constitute a violation of the Company’s Code of Ethics. It is also the policy of the Company that the Company will not engage in transactions in securities of the Company while aware of material non-public information relating to the Company or its securities.
1.2.    Scope

Persons Subject to this Policy. This Policy covers all Company employees, officers and directors, contractors and Company consultants who have agreed to comply with this Policy (collectively referred to in this Policy as “employees, officers and directors”). This Policy also covers members of their immediate families and others living in their households and any other persons or entities (such as venture capital funds, partnerships, trusts and corporations) whose securities trading decisions are influenced or controlled by such employee, officer or director (collectively, “related insiders”). Employees, officers and directors are responsible for ensuring compliance with this Policy by their related insiders.
Transactions Subject to this Policy. This Policy applies to any and all transactions (“trades”) in the Company’s securities, including shares of its Common Stock, restricted stock units and options to purchase Common Stock, however acquired, and any other type of securities that the Company may issue, such as preferred stock, convertible notes, and warrants, as well as derivative securities not issued by the Company, such as exchange-traded options or other derivative securities related to Company securities.
Transactions Under Company Equity Plans.
•Equity Incentive Plan. The trading prohibitions and restrictions of this Policy apply to all sales of securities acquired upon exercise of options to purchase Company stock or vesting of restricted stock units. However, as used in this Policy, a “trade” does not include (i) the simple exercising of an option not accompanied by a sale (i.e., a net exercise or where cash is paid to exercise the option), (ii) the vesting of restricted stock units, (iii) the Company’s withholding of shares of stock to satisfy tax withholding requirements, or (iv) sales pursuant to a mandatory “sell-to-cover” instruction.

Insider Trading Policy
•Employee Stock Purchase Plan (ESPP). The trading prohibitions and restrictions set forth in this Policy do not apply to periodic wage withholding contributions by the Company or employees to the Company’s ESPP that are used to purchase Company securities pursuant to the employees’ advance instructions. However, no officers or employees may alter their instructions regarding the level of withholding or purchase by the employee of Company securities under the ESPP while in the possession of material non-public information. Any sale of securities acquired under the ESPP is subject to the prohibitions and restrictions of this Policy.
Transactions After Termination of Service. If an individual is in possession of material non- public information when his or her service with the Company terminates, that individual may not trade in Company securities until that information has become public or is no longer material.
Priority of Statutory or Regulatory Trading Restrictions. The trading prohibitions and restrictions set forth in this Policy will be superseded by any greater prohibitions or restrictions prescribed by applicable federal or state securities laws and regulations, e.g., contractual restrictions on the sale of securities, short-swing trading by Section 16 Parties (as defined below) or restrictions on the sale of securities subject to Rule 144 under the Securities Act (as defined below). Any employee, officer or director who is uncertain whether other prohibitions or restrictions apply should ask the Policy Administrator (as defined below).
Individual Responsibility. Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in Company securities while in possession of material non-public information. Persons subject to this Policy must not engage in illegal trading and must avoid the appearance of improper trading. Each individual is responsible for making sure that he/she/they, as well as any related insiders, complies with this Policy. In all cases, the responsibility for determining whether an individual is in possession of material non-public information rests with that individual, and any action on the part of the Company, the Policy Administrator or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws, as described below in more detail in Section 2.5.

Insider Trading Policy

2.    Policy
2.1.    Statement of Company Policy and Procedures
2.1.1.    Statement of Policy

It is the Company’s policy that no employee, officer, director or other individual subject to this Policy who is aware of material non-public information relating to the Company may, directly, or indirectly through family members or other persons or entities:
•Trade in Company securities (other than under a Rule 10b5-1 Plan as described in Section 2.3.3). It does not matter that there may exist a justifiable reason for a purchase or sale apart from the non-public information; if the employee, officer or director has material non-public information, the prohibition still applies.
•Disclose material non-public information concerning the Company to any outside person (including, but not limited to, other Company employees, family members, analysts, individual investors, bloggers, social media channels or members of the investment community and news media), unless (a) required as part of the regular duties of such employee, director or officer of the Company or (b) authorized by the Policy Administrator. In any instance in which such information is disclosed to outsiders, the Company will take such steps as are necessary to preserve the confidentiality of the information, including requiring the outsider to agree in writing to comply with the terms of this Policy and/or to sign a confidentiality agreement. All inquiries from outsiders regarding material non-public information about the Company must be forwarded to the Policy Administrator or otherwise handled pursuant to the Company’s Corporate Communications Policy.
•Give trading advice of any kind about the Company to anyone, except that employees, officers or directors should advise others not to trade if doing so might violate the law or this Policy. The Company strongly discourages all employees, officers or directors from giving trading advice concerning the Company to third parties even when the employees, officers and directors do not possess material non-public information about the Company.
•In addition, it is the Company’s policy that no employee, officer, director or other individual subject to this Policy may, directly, or indirectly through family members or other persons or entities:
•Trade in the securities of any other public company while possessing material non-public information concerning that company obtained in the course of service as an employee, officer or director of the Company,
•“Tip” or disclose such material non-public information concerning any other public company to anyone, or
•Give trading advice of any kind to anyone concerning any other public company while possessing such material non-public information about that company.

Insider Trading Policy
Disclosure of Material Information. It is the Company’s policy to disclose material information concerning the Company to the public only in accordance with its Corporate Communications Policy in order to avoid inappropriate publicity and to ensure that all such information is communicated in a way that is reasonably designed to provide broad, non-exclusionary distribution of information to the public. All inquiries or calls from the press, investors and financial analysts should be referred to a designated Company spokesperson. Please see the Company’s Corporate Communications Policy for details.
Certification. This Policy will be communicated to all new employees, officers or directors at the start of their employment or relationship with the Company. Upon first receiving a copy of this Policy or, at the request of the Company, any revised versions, each employee, officer or director must certify that he/she/they has received a copy and agrees to comply with the terms of this Policy.

2.1.2.    Prohibited Activities; Special Transactions

The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. The Company has therefore established the following prohibitions or restrictions with respect to the following activities.
•Short sales and futures. No employee, officer or director may acquire, sell, trade or participate in any interest or position relating to the future price of Company securities, such as a put option, a call option, or a short sale (including a short sale “against the box”) on an exchange or in any other organized market.
•Hedging transactions. No employee, officer or director may engage in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of securities, including but not limited to prepaid variable forward contracts, equity swaps, collars and exchange funds.
•Margin accounts and pledged securities. No employee, officer or director may purchase Company securities on margin, borrow against any account in which Company securities are held, or pledge Company securities as collateral for any purpose.
•Gifts. No employee, officer or director may make a gift or other transfer without consideration of Company securities during a period when that employee, officer or director is not permitted to trade (i.e., gifts can only be made during the open trading windows), other than under a Rule 10b5-1 Plan as described in Section 2.3.3.
•Distributions. No entity over which an employee, officer or director has or shares voting or investment control, including any corporation, partnership or trust, may distribute securities of the Company to its limited partners, general partners, stockholders or beneficiaries during a period when the employee, officer or director is not permitted to trade, unless the limited partners, general partners, stockholders or beneficiaries of that entity have agreed in writing to hold the securities until the next open trading window.

Insider Trading Policy

2.2.    Definition of “Material Non-Public Information”
2.2.1.    Material Information

Information is “material” if it would be expected to affect the investment or voting decisions of a reasonable stockholder or investor (in other words, it is material if there is a substantial likelihood that a reasonable stockholder would consider it important in making a decision about the Company), or if the disclosure of the information would be expected to alter significantly the total mix of the information in the marketplace about the Company. In simple terms, material information is any type of information that could reasonably be expected to affect the Company’s stock price. Both positive and negative information may be material. While it is not possible to identify all information that would be deemed “material,” the following types of information ordinarily would be considered material:
•Quarterly and year-end earnings, and significant changes or forecasted changes in financial performance or liquidity;
•Potential material mergers and acquisitions or material sales of Company assets or subsidiaries;
•Significant developments regarding customers or suppliers, such as the acquisition or loss of a significant contract or major customer;
•Stock splits, public or private securities, debt offerings, stock repurchase programs, or changes in Company dividend policies or amounts or other events regarding the Company’s securities;
•Significant changes in senior management;
•Entry into a new, or cancellation of, a major strategic relationship;
•The introduction of key new service offerings or significant changes in the key functions or key operational metrics of our subscription service;
•A significant cybersecurity incident, such as a data breach, or any other significant disruption in the Company’s operations or loss, potential loss, breach or unauthorized access of its property or assets; and
•Initiation or resolution of a significant lawsuit.

2.2.2.    Non-Public Information

Material information is “non-public” if it has not been widely disseminated by the Company to the public, for example, through a press release via major newswire services, a filing with the Securities and Exchange Commission (“SEC”) or a webcast. For the purposes of this Policy, information will be considered “non-public” until the open of trading on the second full trading day following the Company’s widespread public release of the information.

Insider Trading Policy

2.2.3.    Consult Policy Administrator for Guidance

Employees, officers or directors who are unsure whether the information that they possess is material or non-public must consult the Policy Administrator for guidance before trading in any Company securities.
2.3.    Procedures

The Company has established procedures in order to assist the Company in the administration of this Policy, to facilitate compliance with laws prohibiting insider trading while in possession of material non-public information, and to avoid the appearance of any impropriety. The Company may change these procedures or adopt such other procedures in the future as the Company considers appropriate in order to carry out the purposes of this Policy.

2.3.1.    Trading Windows and Restricted Periods

•Trading Windows. Individuals subject to this Policy may trade in Company securities only during the period beginning at the open of trading on the second business day following the Company’s widespread public release of quarterly or year-end operating results, and ending at the close of trading on the last day of the second month of the then-current quarter, as long as they are not in possession of material non-public information or subject to any special trading restriction. Prior to trading, Section 16 Parties and Access Persons must obtain trading approval as described under Section 2.3.2 below. Employees who are not Section 16 Parties or Access Persons need not obtain approval from the Policy Administrator prior to trading.
•No Trading During Trading Windows While in the Possession of Material Non-public Information. No employee, officer or director possessing material non-public information concerning the Company may trade in Company securities, even during applicable trading windows. Persons possessing such information may trade during a trading window only after the open of trading on the second full trading day following the Company’s widespread public release of the information.
•No Trading During Restricted Periods. The Policy Administrator may designate special trading restrictions that apply to particular individuals or groups of persons, for such time as is determined by the Policy Administrator. No employee, officer or director may trade in Company securities outside of the applicable trading windows or during any special restricted periods that the Policy Administrator may designate as applicable to such employee, officer or director. No employee, officer or director may disclose to any outside third party that a special restricted period has been designated.

Insider Trading Policy

2.3.2.    Pre-Clearance Procedures for Section 16 Parties and Access Persons
2.3.2.1.    Section 16 Parties.

The Company has designated those persons listed on Appendix A attached hereto as the officers and directors who are subject to the reporting provisions and trading restrictions of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the underlying rules and regulations promulgated by the SEC (each referred to herein as a “Section 16 Party”). Each Section 16 Party will automatically be deemed to be removed from Appendix A effective when it is determined that such Section 16 Party is no longer subject to Section 16 of the Exchange Act. The Policy Administrator will notify any Section 16 Party in writing if the Company determines that such Section 16 Party is no longer legally subject to Section 16 of the Exchange Act.
2.3.2.2.    Access Persons.

The Company has designated those persons listed on Appendix B attached hereto as the persons who have regular access to material non-public information in the normal course of their duties for the Company (other than Section 16 Parties). Each person listed on Appendix B is referred to herein as an “Access Person.” The Policy Administrator will notify any Access Person in writing if the Policy Administrator determines that such person no longer has access to material non-public information about the Company and that such person is no longer an Access Person under this Policy.
2.3.2.3.    Preclearance Procedures; Criteria for Approving Trades.

Section 16 Parties and Access Persons must obtain prior approval of all trades in Company securities, including trades by related insiders and gifts, from the Policy Administrator in accordance with the procedures set forth in Criteria for Approving Trades Section below. All notifications or approvals to be provided in writing pursuant to this Policy may be satisfied by providing such notice or approval by electronic mail or via the Company’s internal stock pre-approval request tool.
2.3.2.3.1.    Criteria for Approving Trades

•Trades by Section 16 Parties and Access Persons Not Made Pursuant to a Rule 10b5-1 Plan. No Section 16 Party or Access Person may trade in Company securities, until:
A.    The person trading has submitted to the Policy Administrator (i) the nature of the proposed trade(s) and (ii) required certification (using the internal Stock Preclearance Application or the form attached hereto as Appendix F) no earlier than five business days prior to the proposed trade(s); and

Insider Trading Policy

B.    The Policy Administrator has approved the trade(s) and has certified such approval in writing (using the internal Stock Preclearance Application or the form attached hereto as Appendix F) no earlier than five business days prior to the proposed trade(s).
•No Obligation to Approve Trades. The existence of the foregoing approval procedures does not in any way obligate the Policy Administrator to approve any trades requested by Section 16 Parties or Access Persons or to approve any Rule 10b5-1 Plan. The Policy Administrator may reject any trading requests or Rule 10b5-1 Plans at his or her sole reasonable discretion.

2.3.3.    Rule 10b5-1 Plans

The restrictions outlined in Section 2.3.2 shall not prohibit transfers of Company securities made pursuant to a written contract, letter of instruction or plan (the “Rule 10b5-1 Plan”) that is established by a Section 16 Party, an Access Person or any other employee and: (a) complies with the requirements of Rule 10b5-1 (including specified waiting periods and limitations on multiple overlapping plans and single trade plans), (b) has been approved by the Policy Administrator in advance of the first trade under such plan consistent with the Company’s Guidelines for Rule 10b5-1 Plans, and (c) with respect to which the person establishing the Rule 10b5-1 Plan has certified that (i) such person is not in possession of material non-public information concerning the Company and that the plan is being adopted in good faith and not as a part of a plan or scheme to evade the prohibitions of Rule 10b5-1; (ii) all trades to be made pursuant to Rule 10b5-1 Plan will be made in accordance with the trading restrictions of Section 16 of the Exchange Act, Rule 144 of the Securities Act (if applicable) and any other applicable securities laws; and (iii) the Rule 10b5-1 Plan complies with the requirements of Rule 10b5-1.
No approval of a Rule 10b5-1 Plan by the Policy Administrator shall be considered the Policy Administrator’s or the Company’s determination that the Rule 10b5-1 Plan satisfies the requirements of Rule 10b5-1. It shall be the sole responsibility of the person establishing the Rule 10b5-1 Plan to ensure that such plan complies with the requirements of Rule 10b5-1 and the Company’s Guidelines for Rule 10b5-1 Plans.
Trading in Company securities may not occur outside a Rule 10b5-1 Plan while the plan is in effect, unless otherwise approved by the Policy Administrator.
2.4.    Policy Administrator

Designation of Policy Administrator. The Company has designated the Company’s Vice President, Corporate Legal as the administrator of this Policy (the “Policy Administrator”) and in the event of the unavailability of such individual, the Company’s General Counsel shall be authorized to serve as the Policy Administrator in the interim. The Policy Administrator may designate one or more individuals who may perform the Policy Administrator’s duties in the event that the Policy Administrator is unable or unavailable to perform such duties.

Insider Trading Policy

Preclearance Duties. The Policy Administrator will review and either approve or prohibit all proposed trades by Section 16 Parties and Access Persons in accordance with the procedures set forth in Criteria For Approving Trades (Section 2.3.2.3.1.), except that with respect to the Policy Administrator, any proposed trades must be approved by the Company’s General Counsel. The Policy Administrator and the General Counsel may consult with the Company’s outside legal counsel, as needed. All determinations and interpretations by the Policy Administrator shall be final and not subject to further review.
Additional Duties. In addition to the trading approval duties described above, the duties of the Policy Administrator will include the following:
•Administering and interpreting this Policy and monitoring and enforcing compliance with all provisions and procedures of this Policy;
•Responding to all inquiries relating to this Policy and its procedures;
•Designating and announcing special trading restricted periods during which no designated employees, officers or directors may trade in Company securities;
•Administering, monitoring and enforcing compliance with all federal and state insider trading laws and regulations, including without limitation Sections 10(b), 16, 20A and 21A of the Exchange Act and the rules and regulations promulgated thereunder, and Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”); and, where requested, assisting in the preparation and filing of all required SEC reports relating to trading in Company securities by insiders who are subject to Section 16 of the Exchange Act, including without limitation Forms 3, 4, 5 and 144, as applicable;
•Revising this Policy as necessary to reflect changes in federal or state insider trading laws and regulations, subject to approval by the Company’s Board of Directors or a duly authorized committee thereof;
•Maintaining as Company records originals or copies of all documents required by the provisions of this Policy or the procedures set forth herein, and copies of all required SEC reports relating to trading in Company securities by Section 16 Parties, including without limitation Forms 3, 4, 5 and 144; and
•Maintaining the accuracy of the list of Section 16 Parties and Access Persons, and updating such lists periodically as necessary to reflect additions or deletions.
2.5.    Consequences of Violations
2.5.1.    Civil and Criminal Penalties

The consequences of prohibited insider trading or tipping can be severe. Persons violating insider trading or tipping rules may be required to disgorge the profit made or the loss avoided by trading, pay the loss suffered by the persons who purchased securities from or sold securities to the insider tippee, pay civil penalties up to the greater of $1 million or three times the profit made or loss avoided, pay a criminal penalty of up to $5 million ($25 million for entities) and serve a jail

Insider Trading Policy
term of up to 20 years. The Company and/or the supervisors of the person violating the rules may also be required to pay major civil or criminal penalties and could under certain circumstances be subject to private lawsuits by contemporaneous traders for damages suffered as a result of illegal insider trading or tipping by persons under the Company’s control.

2.5.2.    Company Disciplinary Action

Violation of this Policy or federal or state insider trading or tipping laws by any employee, officer or director may subject such individual to disciplinary action by the Company up to and including termination of Company employment or service for cause. A violation of this Policy is not necessarily the same as a violation of law. In fact, for the reasons indicated above, this Policy is intended to be broader than the law. The Company reserves the right to determine, in its own discretion and on the basis of the information available to it, whether this Policy has been violated. The Company may determine that specific conduct violates this Policy, whether or not the conduct also violates the law. It is not necessary for the Company to await the filing or conclusion of a civil or criminal action against the alleged violator before taking disciplinary action.
The Company may impose sanctions for violation of this Policy and issue any necessary stop- transfer orders to the Company’s transfer agent to enforce compliance with this Policy.

2.5.3.    Reporting of Violations

Any employee, officer or director who becomes aware of a violation of this Policy or any federal or state laws governing insider trading or tipping should report the violation promptly to the Policy Administrator, the General Counsel or the Chief Financial Officer who, in consultation with the Company’s legal counsel, will determine the appropriate action (such as releasing any material non-public information, or reporting the violation to the SEC or other appropriate governmental authority).
2.6.    Inquiries

Please direct all inquiries regarding any of the provisions or procedures of this Policy to *** or the Policy Administrator.

Insider Trading Policy

Appendices
Appendix A. ServiceNow, Inc. Section 16 Parties

To view the current list of Section 16 Parties, please refer to ***.

Appendix B. ServiceNow, Inc. Access Persons

To view the current list of Access Persons, please refer to ***.

Appendix C. Definitions
The following terms are found within this document. Terms without a definition default to the meanings in the Enterprise Business Glossary.
•10B5-1 Plan: Transfers of Company securities made pursuant to a written contract, letter of instruction or plan that is established by a Section 16 Party, an Access Person or any other employee that complies with the requirements described in Section 2.3.3.
•Access Person: Persons listed on Appendix B attached hereto as the persons who have regular access to material non-public information in the normal course of their duties for the Company (other than Section 16 Parties).
•Company: ServiceNow, Inc. (collectively with its subsidiaries).
•Employees, officers and directors: All Company employees, officers and directors, contractors and Company consultants who have agreed to comply with this Policy.
•ESPP: Employee Stock Purchase Plan
•Exchange Act: Securities Exchange Act of 1934, as amended.
•Material Information: Any type of information—positive or negative— that could reasonably be expected to affect the Company’s stock price.
•Non-Public Information: information is considered “non-public” until the open of trading on the second full trading day following the Company’s widespread public release of the information.
•Policy: Insider Trading Policy
•Related Insiders: The employee’s, officer’s or director’s immediate families and others living in their households and any other persons or entities (such as venture capital funds, partnerships, trusts and corporations) whose securities trading decisions are influenced or controlled by such employee, officer or director.
•SEC: Securities and Exchange Commission
•Section 16 Party: Person listed on Appendix A attached hereto as the officers and directors who are subject to the reporting provisions and trading restrictions of Section 16 of the Exchange Act and the underlying rules and regulations promulgated by the SEC.

Insider Trading Policy
•Securities Act: The Securities Act of 1933, as amended.
•Tip: Disclosure of material non-public information concerning any public company.
•Trades: Any transactions in the Company’s securities, including shares of its Common Stock, restricted stock units and options to purchase Common Stock, however acquired, and any other type of securities that the Company may issue, such as preferred stock, convertible notes, and warrants, as well as derivative securities not issued by the Company, such as exchange-traded options or other derivative securities related to Company securities.

Appendix D. Related Documents

Document #	Document Name	Document Hierarchy
***	Corporate Communications Policy	Related
***	Stock Preclearance Application	Related

Appendix E. Authoritative Sources

•Section 10(b), 16, 20A, and 21A of the Exchange Act
•Rule 144 under the Securities Act